Exhibit 99.2

[SunTrust Banks, Inc. Letterhead]

SunTrust Expects to Restate First and Second Quarter 2004
Earnings; Third Quarter Earnings Release Postponed Pending Review

ATLANTA, Oct. 11 — SunTrust Banks, Inc. (NYSE: STI) announced today that, as a result of revisions to previously reported quarterly allowances for loan losses, reported pre-tax income for the first quarter of 2004 is expected to be increased by $24.8 million, or $0.07 per share after tax. Pre-tax income for the second quarter of 2004 is expected to be increased by $6.8 million, or $0.01 per share after tax. As a result, SunTrust's reported pre-tax income for the first six months of 2004 is expected to be revised upwards by $31.6 million, or $0.08 per share after tax.

SunTrust said the expected restatement results from errors in input data used to calculate the first and second quarter 2004 allowances for loan losses related exclusively to the Company's indirect auto loan portfolio. The errors were uncovered during final preparation of third quarter financial results.

SunTrust's Audit Committee, with the assistance of its independent counsel, Wilmer Cutler Pickering Hale and Dorr LLP, has begun an independent review of the errors, communications by certain SunTrust personnel to its independent auditors about the errors, loan loss reserve issues, and related matters. SunTrust said it is possible this review could result in additional restatements to previously issued financial statements, including further adjustments to first and second quarter 2004 results.

Pending completion of the Audit Committee review, SunTrust has placed certain officers on paid administrative leave, including Sandra W. Jansky, Executive Vice President and Chief Credit Officer, and Jorge Arrieta, Senior Vice President and Controller.

SunTrust said that as a matter of prudence it will postpone release of its third quarter 2004 results, originally scheduled for tomorrow (October 12, 2004), pending completion of the Audit Committee review.

SunTrust Chairman, President and CEO L. Phillip Humann said that "SunTrust has a long and well-deserved reputation for integrity in financial stewardship and we will manage this episode in a manner that ensures that reputation remains intact."

The following table details the expected restatement which, as described above, is subject to further review and potential revision:

(in millions, except per share amounts)	1Q 2004	2Q 2004
Loan Loss Reserve
End of Period	$942.5	$943.7
Revised Reserve	917.7	912.1
Increase in Quarterly
Pre-tax Earnings	$24.8	$6.8
Original Reported Earnings	$358.5	$364.8
Revised Earnings	375.9	369.6
Increase in After-tax Earnings	$17.4	$4.8
Original Reported
Earnings Per Share	$1.26	$1.29
Revised Earnings Per Share	1.33	1.30
Increase in Earnings Per Share	$0.07	$0.01

SunTrust management will provide comments on this announcement via telephone on October 11, 2004 at 9:00 a.m. (Eastern Time). Individuals are encouraged to call in beginning at 8:45 a.m. (Eastern Time) by dialing 1-888- 822-9863 (Passcode: Gary Peacock). Individuals calling from outside the United States should dial 1-484-630-1854 (Passcode: Gary Peacock). A replay of the call will be available beginning October 11, 2004 and ending October 25, 2004 at 5:00 p.m. (Eastern Time) by dialing 1-866-490-5922 (domestic) or 1-203-369-1709 (international).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust Web site at http://www.suntrust.com. The webcast will be hosted under "Investor Relations" located under "About SunTrust". Beginning the afternoon of October 11, 2004, listeners may access an archived version of the presentation in the "Webcasts and Presentations" subsection found under "Investor Relations". A link to the Investor Relations page is also found in the footer of the SunTrust home page.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest commercial banking organizations. The company operates an extensive distribution network primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust's Internet address is http://www.suntrust.com.

The information provided herein, including related questions and answers, may contain forward looking statements. Statements that are not historical facts, including statements about SunTrust's beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by SunTrust's management, and on information currently available to such management. The forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates," or similar expressions or future conditional verbs such as "will," "should," "would," and "could." Forward-looking statements speak only as of the date they are made, and SunTrust undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Management cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Examples of such factors include, but are not limited to: the results of the review being conducted by the Company's Audit Committee in connection with the Company's 2004 financial results, as described herein; changes in interest rates; changes in accounting principles, policies or guidelines; changes in the securities markets; changes in regulatory requirements; competitive pressures and changes in the economy. For a more thorough discussion of factors that could impact actual results, see the "A Warning About Forward-Looking Information" section of SunTrust's 2003 annual report filed on Form 10-K with the SEC. For further information regarding SunTrust, please read the SunTrust reports filed with the SEC and available at http://www.sec.gov.